Exhibit 99.1

 VERMONT PURE HOLDINGS, LTD. ANNOUNCES FINANCIAL RESULTS FOR ITS SECOND FISCAL
                          QUARTER ENDING APRIL 30, 2006

    WATERTOWN, Conn., June 14 /PRNewswire-FirstCall/ -- Vermont Pure Holdings, Ltd. (Amex: VPS) announced financial results for the second quarter of its fiscal year 2006 and that it will file these results on Form 10-Q with the Securities and Exchange Commission today.

    Total sales for the quarter increased 3% to $15.2 million from $14.8 million from the second quarter a year ago. Gross profit increased 2% in the second quarter of 2006 to $8.8 million from $8.6 million for the second quarter of 2005. Net income increased to $475,000 in the second quarter from $205,000 in the same period a year ago.

    Continued sales growth in the second quarter helped increase fiscal year-to-date sales for 2006 four percent to $29.9 million from $28.7 million for the comparable period a year ago. Gross profit increased 2% in the first half to $17 million from $16.6 million in the first half of 2005. Net income increased to $540,000 in the first half of the year from $211,000 for the comparable period last year.

    "Sales of other products, most notably single serve coffee, have supplemented our water sales and cooler rent fueling our sales growth for the first half of the year," said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. "The increase in sales, combined with a decrease in operating expenses resulted in net income more than doubling for the second quarter and year to date," Baker concluded.

    Vermont Pure Holdings, LTD. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water and purified with minerals added bottled water under the Crystal Rock(R) and the Vermont Pure(R) trademarks. It markets its bottled water brands, as well as coffee and other home and office refreshment products, to customers throughout New England and New York. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.

                           VERMONT PURE HOLDINGS, LTD
                              Results of Operations

                                          SIX MONTHS ENDED:        THREE MONTHS ENDED:
                                       -----------------------   -----------------------
                                        APRIL 30,    APRIL 30,    APRIL 30,    APRIL 30,
(000'S $)                                 2006         2005         2006         2005
------------------------------------   ----------   ----------   ----------   ----------
                                             (Unaudited)               (Unaudited)
Sales                                  $   29,854   $   28,720   $   15,240   $   14,756

Income from operations                 $    2,574   $    2,019   $    1,637   $    1,197

Net Income                             $      540   $      211   $      475   $      205

Basic net earnings
 per share                             $     0.02   $     0.01   $     0.02   $     0.01
Diluted net earnings
 per share                             $     0.02   $     0.01   $     0.02   $     0.01

Basic Wgt. Avg. Shares
 Out. (000's)                              21,627       21,583       21,646       21,625
Diluted Wgt Avg. Shares
 Out. (000's)                              21,627       21,591       21,646       21,635

    Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.

SOURCE  Vermont Pure Holdings, Ltd.
    -0-                             06/14/2006
    /CONTACT: Peter Baker, CEO, +1-860-945-0661 Ext. 3001, or Bruce MacDonald, CFO, +1-802-860-1126 /
    /Web site:  http://www.vermontpure.com/
    (VPS)